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                 October 3, 2022

       Daniel Roberts
       Chief Executive Officer
       Iris Energy Ltd
       Level 12, 44 Market Street
       Sydney, NSW 2000 Australia

                                                        Re: Iris Energy Ltd
                                                            Registration
Statement on Form F-1
                                                            Filed September 23,
2022
                                                            File No. 333-267568

       Dear Daniel Roberts:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

             Please contact Priscilla Dao, Staff Attorney, at (202) 551-5997 or Joshua Shainess, Legal
       Branch Chief, at (202) 551-7951 with any questions.




                 Sincerely,


                 Division of Corporation Finance

                 Office of Technology
       cc:                                              Meaghan Kennedy